Exhibit 99.1

Transcript of Segment of Ted Karkus Interview Aired on Fox Business on February 25, 2013

Host	Ok, there was a 27% rise in the incidents of cold and flu in January.

Ted Karkus	Correct.

Host	In January, the category for cold and flu remedies, over the counter sales, went up 37%.

Ted Karkus	33%.

Host	33%.

Ted Karkus	Correct.

Host	So how much are your sales up?

Ted Karkus	Okay, the other variables are, are you advertising and are you introducing new products? For the past two years, we have been advertising more and introducing more products. So Cold-EEZE cold remedy sales have actually been increasing faster than the category and faster than the incidents of upper respiratory illness.

Host	So you are a publicly traded company and you cannot tell me precisely how much sales of Cold-EEZE went up in January, but you can tell me that you went up more than the industry average for that kind of remedy, 33%.

Ted Karkus	Correct. The category was actually down in 2011, we were up 20%. In 2012 the category was down in the first nine months of the year, we were up 27%. That is what we reported. In the fourth quarter of 2012, the numbers are up even more, so you can expect that our numbers are up even more.